Exhibit 5.1

December 10, 2013

HomeAway, Inc.

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

HomeAway, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3ASR (the “Registration Statement”) that is automatically effective under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 462(e) promulgated thereunder for the purpose of registering under the Securities Act up to 6,921,424 shares of its common stock, par value $0.0001 per share, of which a portion of such shares will be sold by the Company (the “Primary Securities”), and a portion of such shares (the “Secondary Securities”) will be sold by the selling stockholders (the “Selling Stockholders”), inclusive of shares subject to an over-allotment option granted by the Selling Stockholders to the underwriters.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, we advise you that, in our opinion:

(i) when the price at which the Primary Securities are to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Primary Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus which is a part of the Registration Statement, the Primary Securities will be validly issued, fully paid and non-assessable; and

(ii) the Secondary Securities are validly issued, fully paid and non-assessable.

We are opining herein as to the effect on the subject transactions only of the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and the use of our name wherever it appears in the Registration Statement, the prospectus contained therein, and in any amendment or supplement thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati,

Professional Corporation

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation